Exhibit 99.1

             ElkCorp Reports Record Fiscal 2005 Results;
 Record Earnings from Continuing Operations for Fiscal 2005 Increases
                      42 Percent Over Prior Year

    DALLAS--(BUSINESS WIRE)--Aug. 8, 2005--ElkCorp (NYSE:ELK) announced today financial results for its fourth quarter and fiscal year, ended June 30, 2005. Earnings from continuing operations for the fourth quarter were $6.7 million or $0.33 per diluted share, and $42.7 million, or $2.11 per diluted share for fiscal 2005. Consolidated net income for the fourth quarter was $10.4 million or $0.51 per diluted share, and $46.9 million, or $2.31 per diluted share for fiscal 2005. The company anticipates earnings from continuing operations for the first quarter of fiscal 2006 to be in the range of $0.48 to $0.51 per diluted share and expects earnings for fiscal year 2006 to be in the range of $2.25 to $2.40 per diluted share, which includes an estimated $0.25 per share of stock based compensation expense, $0.12 per share of which is related to the requirement to begin expensing stock options.

    Fourth Quarter Overview

    ElkCorp Consolidated

    -- ElkCorp recorded revenue of $202.7 million which is a 30% increase over the $155.9 million reported in the fourth quarter of fiscal 2004.

    -- The company reported income from continuing operations of $6.7 million, or $0.33 per diluted share, compared to $7.8 million, or $0.39 per diluted share reported for the fourth quarter of fiscal 2004. The $0.06 per diluted share reduction is partly due to an increase in interest expense resulting from increases in borrowing levels and interest rates, and a decrease in capitalized interest in fiscal 2005.

    -- The Premium Roofing Products operating income increased $6.1 million from the prior year but was offset by the increased losses of $5.7 million in the Composite Building Products segment.

    Premium Roofing Products

    -- Revenue in the Premium Roofing Products segment was $191.7 million, a 29% increase over the $149.1 million reported in the year ago quarter.

    -- Operating income in the roofing segment was $22.7 million, or 11.8% of sales, a 37% increase over the $16.5 million recorded in the fourth quarter of fiscal 2004.

    -- Asphalt and transportation costs continued to rise in the quarter. Approximately 30% of the June price increase of 6% to 10% has been realized to date in the first quarter of fiscal 2006. In order to offset the continued high transportation and asphalt costs, the company has announced a 5% to 7% price increase effective September 1st.

    -- During the fourth quarter, Elk experienced a silo failure in the granule storage system in its Myerstown facility that reduced production to approximately 90% of capacity. In July, the facility was able to return to 100% of capacity while continuing to make repairs to the system. The company believes that it will be able to continue to operate near 100% of capacity while the repairs are being made but there is no guarantee that this level will be sustainable throughout the process.

    -- In the quarter the new Tuscaloosa facility experienced lower than expected volume due to unanticipated machine maintenance. The rate of progress in productivity has slowed as these maintenance issues are addressed.

    -- Various engineering refinements designed to eliminate the problem areas at Tuscaloosa and Myerstown are scheduled for completion during the first half of fiscal 2006.

    Composite Building Products

    -- Sales in the composites business for the fourth quarter were $8.5 million, approximately double the $4.3 million reported in the same quarter of fiscal 2004.

    -- The product platform experienced an operating loss of $5.5 million for the quarter compared to a profit of $206,000 in the fourth quarter of fiscal 2004. The loss for the fourth quarter of 2005 included increased costs of the expansion of operations in the new manufacturing facility, increased raw material costs and an inventory write-down of approximately $1.1 million. This write-down included products for non-decking applications that were manufactured and did not meet current customer specifications and also some decking product that was not consistent with the current formulation.

    Discontinued Operations

    -- Income from discontinued operations in the quarter was $3.7 million, or $0.18 per diluted share. This includes the net gain after tax on the sale of Ortloff Engineers of $4.0 million or $0.19 per diluted share.

    Fiscal 2005 Overview

    ElkCorp Consolidated

    -- Revenue from continuing operations increased 35% to $761.7 million from the $566.0 million reported in the previous fiscal year.

    -- Earnings from continuing operations were a record at $42.7 million, or $2.11 per diluted share, a 42% increase from the $30.1 million, or $1.51 per diluted share reported in fiscal 2004.

    -- Consolidated net income, including discontinued operations, for fiscal 2005 was $46.9 million or $2.31 per diluted share, compared to $20.5 million, or $1.03 per diluted share for fiscal year 2004.

    -- The company achieved its goal of approximately 20% return on beginning of the year shareholders' equity from continuing operations for fiscal 2005.

    Premium Roofing Products

    -- Premium roofing revenue increased 33% to $732.7 million from the $549.1 million reported in fiscal year 2004, due to unit volume increasing approximately 24% over the prior year and attaining price increases of 9%.

    -- Operating profits for the fiscal year were a record $107.7 million, an increase of 55% over the $69.3 million reported for fiscal 2004. Operating margins for the fiscal year increased to 14.7% compared to 12.6% in fiscal 2004.

    -- In fiscal 2005, the new Tuscaloosa shingle facility was successfully ramped up one quarter ahead of schedule in spite of recent unanticipated maintenance issues.

    -- Elk's Prestique(R) Grande shingle, featuring its patented VersaShield(R) XP headlap technology, has gained market acceptance in fiscal 2005. A significant amount of Grande was used in Florida following the storms, which enabled roofing contractors from across the U.S. to become familiar with the product.

    -- In May, Elk began offering Prestique(R) Xtra(TM), an asphalt shingle that meets UL(R) 2218 impact-resistance standards and achieves a Class 4 insurance rating. Additionally, the company will be launching the second product in its sustainable building products line early in fiscal 2006. The product, Solaris NRG(TM), is a blended roofing product that produces electricity from the sun.

    -- Elk continues to grow and develop its product offerings for filtration, flooring underlayment and building product facer applications.

    Composite Building Products

    -- Revenues in the composite building products platform were $19.4 million, more than double the $8.5 million reported in fiscal year 2004.

    -- The operating loss for the year was $11.8 million, an increase from the loss of $2.3 million reported for fiscal 2004.

    -- Included in this loss was approximately $3.9 million associated with products that did not meet the current formulations and specifications. The company believes it has alleviated many of the issues surrounding the formulation and specification issues through organizational changes and process control improvements made in the latter part of fiscal 2005.

    -- Additional losses for the fiscal year of approximately $3.5 million resulted from the expansion of operations in the new manufacturing facility in Lenexa. Although decking volume and pricing improved for the year, it did not offset the increases in raw materials and expenses, as this business is still ramping-up production. Elk continues to focus its efforts on improving formulations and processes in order to increase margins in this business and meet specifications for new non-decking product opportunities.

    -- During fiscal 2005, Elk's composite distribution base increased more than 50% to include approximately 100 distributors in the U.S. and Canada.

    -- In March, the company acquired the principal assets of RailWayz, Inc., a privately-held composite railing company based in New Jersey. In April, Elk moved the RailWayz operations to Lenexa and began marketing its entire railing product line under the trademark RailWays(TM). The market has responded well to the RailWays line and the company anticipates more significant revenues from this product line in fiscal 2006.

    Other, Technologies Segment

    -- Revenues in Other, Technologies segments were $9.6 million, compared to $8.5 million reported in the prior year.

    -- The segment experienced an operating loss of $1.2 million compared to a loss of $100,000 in fiscal 2004. A portion of the fiscal 2005 loss was attributable to the $700,000 reserve taken for environmental issues at the Chromium's former facility in Lufkin, Texas. Elk Technologies also experienced additional losses associated with the development and marketing of its third generation fire barrier product.

    Discontinued Operations

    -- Income from discontinued operations for the fiscal year was $4.2 million, or $0.20 per diluted share, which included operations up to the point of sale and the net gain on the sale of Ortloff Engineers.

    Financial Condition

    At June 30, 2005, the contractual principal amount of ElkCorp's long-term debt was $195.7 million. Net debt (contractual principal debt minus cash and short-term investments) was $117.3 million, and the net debt to capital ratio was 30.2%. Liquidity consisted of $78.4 million of cash and short-term investments and $122.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt of $200.1 million included $4.4 million representing the net fair market value for two interest rate swap agreements.

    Internal Controls

    Elk will be including in its Form 10-K for the year ended June 30, 2005, its assessment on internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The company believes that reports of management and the independent accounting firm will report that ElkCorp maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005.

    Business Outlook

    "The overall results for fiscal 2005 were outstanding. We were able to grow our sales 35% over fiscal 2004. Operating income also increased 42% despite the significant increases in asphalt and transportation and some considerable challenges in our composites business. Additionally, we anticipate that given the strong demand in the industry we should be able to implement price increases as needed to offset the rising raw material and transportation costs in the near-term," said Thomas Karol, chairman and chief executive officer of ElkCorp. "We are pleased with the performance of our roofing business and its ability to step up production and logistics to deal with the added demand in the Southeast while continuing to service our existing customers in the other markets throughout the country. All of our plants, including the new Tuscaloosa facility, continue to perform well considering the pace they have maintained to service this demand. We continue to see this strong demand in all markets with most markets experiencing a good backlog in orders. The challenge in our roofing business for fiscal 2006 will be the continued high price of asphalt and transportation and the competition for truck and rail transportation. Our transportation and logistics team is focused on improving our position and continues to implement new strategies to ensure Elk receives its share of the competitive capacity."
    Mr. Karol continued, "Progress in our composites business has been much slower than we had anticipated for several reasons. The challenges we face in this business are maintaining superior product quality, reducing raw material costs and growing the non-decking product platform to better utilize current capacity. Efforts to maintain process control and ensure product quality had a significant impact on fiscal 2005. During the fiscal year we incurred costs of approximately $3.9 million associated with product that did not meet our current formulations and specifications. Although this was a significant near-term impact on the business we did not believe that this product exemplified the level of quality that Elk is known for and we chose to remove it from the market. It is imperative that our distributors and contractors are confident in our products and our commitment to providing the best products possible. We believe this decision has been instrumental in the positive response we have received for our composite products. We are optimistic about the current reception of our products in the market and anticipate returning to profitability in this product platform by the end of the third quarter of fiscal 2006."
    Mr. Karol concluded, "We believe fiscal 2006 will be a year of continued success for ElkCorp and we plan to achieve our fifth consecutive year of double digit earnings growth. We believe this growth will be fueled by continued strong roofing demand in all markets and improvements in our composite business as we begin to see additional sales and reduction of expenses in this area. Additionally, we plan to launch a number of innovative products in fiscal 2006 that we believe will help to solidify our position as a leader in the building products industry. "

    Earnings Outlook

    The Company expects earnings for the first quarter of fiscal 2006 to be in the range of $0.48 to $0.51 per diluted share, and to be in the range of $2.25 to $2.40 per diluted share for fiscal 2006. In fiscal 2006, Elk projects that the most significant increase from the prior year will come from its composite business with continued growth coming from its Premium Roofing and Other, Technologies segments. Included in the fiscal 2006 total year projection is an estimate for stock-based compensation expense of $8.3 million or $0.25 per diluted share, which includes the expensing of stock options as required by the new accounting rules. In fiscal 2005, stock based compensation was $2.5 million or $0.08 per diluted share.

    Conference Call

    The ElkCorp management team will host a conference call and live audio webcast on August 9, 2005, at 11:00 a.m. ET to further discuss its earnings and operations for the fourth quarter and fiscal year 2005 as well as expectations for its first quarter and fiscal year 2006.
    Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the ElkCorp
Web site at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1:00 p.m. ET. and may be accessed by dialing 1-800-642-1687 and entering passcode 7921733. The webcast replay also will be available on the investor relations section of company's Web site.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the first quarter and fiscal year 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2004 and Form 10-Q for the quarter ended March 31, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)

                                Three Months Ended  Fiscal Year Ended
                                     June 30,            June 30,
                                  2005      2004      2005      2004
                                --------  --------  --------  --------

Sales                          $202,737  $155,844  $761,719  $566,041
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 169,667   125,762   613,925   453,213
  Selling, general &
   administrative:               19,881    16,560    69,946    59,482
  Interest expense and other,
   net                            3,275     1,412    10,365     5,311
                               --------- --------- --------- ---------

Total Costs and Expenses        192,823   143,734   694,236   518,006
                               --------- --------- --------- ---------

Income from Continuing
 Operations
Before Income Taxes               9,914    12,110    67,483    48,035

Provision for income taxes        3,199     4,319    24,787    17,969
                               --------- --------- --------- ---------

Income from Continuing
 Operations                       6,715     7,791    42,696    30,066

Income (Loss) from Discontinued
 Operations, Net                  3,720       363     4,171    (9,560)
                               --------- --------- --------- ---------

Net Income                     $ 10,435  $  8,154  $ 46,867  $ 20,506
                               ========= ========= ========= =========

Income (Loss) Per Common Share-
 Basic
Continuing Operations          $   0.34  $   0.39  $   2.16  $   1.53
Discontinued Operations            0.18      0.02      0.21     (0.48)
                               --------- --------- --------- ---------
                               $   0.52  $   0.41  $   2.37  $   1.05
                               ========= ========= ========= =========

Income (Loss) Per Common Share-
 Diluted
Continuing Operations          $   0.33  $   0.39  $   2.11  $   1.51
Discontinued Operations            0.18      0.02      0.20     (0.48)
                               --------- --------- --------- ---------
                               $   0.51  $   0.41  $   2.31  $   1.03
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          20,000    19,672    19,788    19,609
                               ========= ========= ========= =========

  Diluted                        20,466    19,960    20,254    19,925
                               ========= ========= ========= =========


Financial Information by Company Segments
($ in thousands)


                                Three Months Ended  Fiscal Year Ended
                                     June 30,            June 30,
                                   2005      2004      2005      2004
                                --------  --------  --------  --------

Sales
    Premium Roofing Products   $191,728  $149,079  $732,674  $549,052

    Composite Building Products   8,457     4,284    19,425     8,524

    Other, Technologies           2,552     2,481     9,620     8,465
                               --------- --------- --------- ---------
                               $202,737  $155,844  $761,719  $566,041
                               ========= ========= ========= =========

Operating Profit (Loss)
    Premium Roofing Products   $ 22,656  $ 16,495  $107,690  $ 69,292

    Composite Building Products  (5,481)      206   (11,822)   (2,262)

    Other, Technologies              24        66    (1,231)     (100)

    Corporate & Eliminations     (4,010)   (3,245)  (16,789)  (13,584)
                               --------- --------- --------- ---------
                               $ 13,189  $ 13,522  $ 77,848  $ 53,346
                               ========= ========= ========= =========


Condensed Balance Sheet
($ in thousands)


                                                          June 30,
Assets                                                 2005      2004
------                                              --------  --------

Cash and cash equivalents                          $  9,261  $    273
Short-term investments                               69,160         0
Receivables, net                                    148,928   109,814
Inventories                                          71,467    62,129
Deferred income taxes                                 7,849     7,359
Prepaid expenses and other                            8,223     8,520
Discontinued operations - current                     1,193    16,939
                                                   --------- ---------

      Total Current Assets                          316,081   205,034

Property, plant and equipment, net                  284,088   271,024
Other assets                                          9,682     4,650
Discontinued operations - noncurrent                  3,718         0
                                                   --------- ---------

      Total Assets                                 $613,569  $480,708
                                                   ========= =========

                                                         June 30,
Liabilities and Shareholders' Equity                   2005      2004
------------------------------------                --------  --------

Accounts payable and accrued liabilities           $ 87,913  $ 61,221
Discontinued operations                                 937     1,976
Current maturities on long-term debt                    381         0
                                                   --------- ---------

      Total Current Liabilities                      89,231    63,197

Long-term debt, net                                 200,146   156,858
Deferred income taxes                                53,382    45,611
Shareholders' equity                                270,810   215,042
                                                   --------- ---------

      Total Liabilities and Shareholders' Equity   $613,569  $480,708
                                                   ========= =========


Condensed Statement of Cash Flows
($ in thousands)

                                                   Fiscal Year Ended
                                                        June 30,
                                                     2005      2004
                                                  ---------- ---------
Cash Flows From:
Continuing Operating Activities
Income from continuing operations                 $  42,696  $ 30,066
Adjustments to income from continuing operations
     Depreciation and amortization                   23,859    18,050
     Deferred income taxes                            7,281     3,362
     Stock based compensation                         2,545        96
     Stock option income tax benefit                  1,662       275
     Changes in assets and liabilities:
         Trade receivables                          (39,114)   (2,564)
         Inventories                                 (9,288)   (8,608)
         Prepaid expenses and other                     297    (1,872)
         Accounts payable and accrued liabilities    26,692     9,358
                                                  ---------- ---------

Net cash from continuing operating activities        56,630    48,163
Net cash from discontinued operations                15,160     2,485
                                                  ---------- ---------

Net cash from operating activities                   71,790    50,648
                                                  ---------- ---------

Investing Activities
     Additions to property, plant and equipment     (38,251)  (62,884)
     Purchases of short-term investments, net       (69,160)        0
     Acquisition of business                           (471)        0
     Other, net                                         687      (484)
                                                  ---------- ---------

Net cash from investing activities                 (107,195)  (63,368)
                                                  ---------- ---------

Financing Activities
     Proceeds from sale of Senior Notes              50,000         0
     Long-term borrowing (payments) on Revolving
      Credit
     Facility, net                                  (10,300)   10,300
     Dividends on common stock                       (4,019)   (3,935)
     Proceeds from stock option exercises and
      other, net                                      8,712     1,572
                                                   --------- ---------

Net cash from financing activities                   44,393     7,937
                                                  ---------- ---------

Net Increase in Cash and Cash Equivalents             8,988    (4,783)

Cash and Cash Equivalents at Beginning of Year          273     5,056
                                                   --------- ---------

Cash and Cash Equivalents at End of Period        $   9,261  $    273
                                                  ========== =========

    CONTACT: ElkCorp
             Investor Relations Contact
             Stephanie Elwood, 972-851-0472